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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                             Highbury Financial Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    42982Y109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  May 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [X] Rule 13d-1(b)
                              [_] Rule 13d-1(c)
                              [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 Pages

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CUSIP No. 42982Y109                 13G                     Page 2 of 10 Pages

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON

              Talon Opportunity Partners, L.P.
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
              Not Applicable                                            (b) [_]
--------------------------------------------------------------------------------
  3           SEC USE ONLY
--------------------------------------------------------------------------------
  4           CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                  None
              ------------------------------------------------------------------

  NUMBER OF   6  SHARED VOTING POWER
   SHARES
BENEFICIALLY      997,000
  OWNED BY    ------------------------------------------------------------------
    EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         None
    WITH      ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                  997,000
--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
              PERSON

              997,000
--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
              CERTAIN SHARES*

              Not Applicable                                            [_]
--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              10.8%
--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------

CUSIP No. 42982Y109                 13G                     Page 3 of 10 Pages

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON

              Talon Opportunity Managers, L.L.C.
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
              Not Applicable                                            (b) [_]
--------------------------------------------------------------------------------
  3           SEC USE ONLY
--------------------------------------------------------------------------------
  4           CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                  None
              ------------------------------------------------------------------
  NUMBER OF   6  SHARED VOTING POWER
   SHARES
BENEFICIALLY      997,000
  OWNED BY    ------------------------------------------------------------------
    EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         None
    WITH      ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                  997,000
--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              997,000
--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

              Not Applicable                                            [_]
--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              10.8%
--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON*

              OO

--------------------------------------------------------------------------------

CUSIP No. 42982Y109                 13G                     Page 4 of 10 Pages

--------------------------------------------------------------------------------
  1           NAME OF REPORTING PERSON

              Talon Asset Management, LLC
--------------------------------------------------------------------------------
  2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
              Not Applicable                                            (b) [_]
--------------------------------------------------------------------------------
  3           SEC USE ONLY
--------------------------------------------------------------------------------
  4           CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
              5  SOLE VOTING POWER

                  None
              ------------------------------------------------------------------

  NUMBER OF   6  SHARED VOTING POWER
   SHARES
BENEFICIALLY      997,000
  OWNED BY    ------------------------------------------------------------------
    EACH      7  SOLE DISPOSITIVE POWER
  REPORTING
   PERSON         None
    WITH      ------------------------------------------------------------------
              8  SHARED DISPOSITIVE POWER

                  997,000
--------------------------------------------------------------------------------
  9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              997,000
--------------------------------------------------------------------------------
  10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
              SHARES*

              Not Applicable                                            [_]
--------------------------------------------------------------------------------
  11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              10.8%
--------------------------------------------------------------------------------
  12          TYPE OF REPORTING PERSON*

              IA
--------------------------------------------------------------------------------

Item 1(a) Name of Issuer:

               Highbury Financial Inc. (the "Issuer")

Item 1(b) Address of Issuer's Principal Executive Offices:

               999 Eighteenth Street, Suite 3000
               Denver, Colorado  80202

Item 2(a) Name of Person Filing:

               Talon Opportunity Partners L.P. ("TOP")
               Talon Opportunity Managers, L.L.C., the general partner of TOP ("TOM")
               Talon Asset Management, LLC, the manager of TOM ("TAM")

Item 2(b) Address of Principal Business Office:

               TOP, TOM and TAM are all located at:

               One North Franklin, Suite 900
               Chicago, Illinois 60606

Item 2(c) Citizenship:

               TOP is a Delaware limited partnership; TOM and TAM are Delaware limited liability companies.

Item 2(d) Title of Class of Securities:

               Common Stock

Item 2(e) CUSIP Number:

               42982Y109

Item 3 Type of Person:

       (e) TAM is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E); TAM is the manager of TOM, and TOM is the general partner of TOP.

                               Page 5 of 10 Pages

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Item 4 Ownership (at May 31, 2008):

          (a)   Amount owned "beneficially" within the meaning of rule 13d-3:

                997,000 shares (comprised of 917,000 shares of common stock outstanding and 80,000 shares underlying warrants held by Talon Opportunity Partners, L.P.)

          (b)   Percent of class:

                10.8% (based on 9,126,628 shares of common stock outstanding, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended April 21, 2008)

          (c)   Number of shares as to which such person has:

                (i)     sole power to vote or to direct the vote: none
                (ii)    shared power to vote or to direct the vote:997,000

                (iii)   sole power to dispose or to direct the disposition
                        of: none
                (iv)    shared power to dispose or to direct disposition of:
                        997,000

Item 5 Ownership of Five Percent or Less of a Class:

           Not Applicable

Item 6 Ownership of More than Five Percent on Behalf of Another Person:

           The shares reported herein by Talon Asset Management, LLC are held on behalf of Talon Opportunity Partners, L.P., as manager of Talon Opportunity Managers, L.L.C., the general partner of Talon Opportunity Partners, L.P. From time to time, Talon Opportunity Partners, L.P. may make distributions of partnership income to limited partners, none of which has an interest relating to more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

           Not Applicable

Item 8 Identification and Classification of Members of the Group:

           Not Applicable

Item 9 Notice of Dissolution of Group:

           Not Applicable

                               Page 6 of 10 Pages

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Item 10 Certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               Page 7 of 10 Pages

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                                    Signature
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 9, 2008

          The undersigned, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.

                                        TALON ASSET MANAGEMENT, LLC


                                        /s/ Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title

                                        TALON OPPORTUNITY PARTNERS, L.P.

                                        By:  Talon Opportunity Managers,
                                             L.L.C.
                                        Its General Partner

                                        By:  Talon Asset Management, LLC
                                        Its Manager


                                        /s/ Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title

                                        TALON OPPORTUNITY MANAGERS, L.L.C.

                                        By:  Talon Asset Management, LLC
                                        Its Manager


                                        /s/ Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title

                               Page 8 of 10 Pages

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                                  Exhibit Index
                                  -------------

Exhibit 1  Joint Filing Agreement dated as of June 9, 2008 by and among
           Talon Asset Management LLC, Talon Opportunity Managers, L.L.C. and Talon Opportunity Partners, L.P.

                               Page 9 of 10 Pages

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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

     The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

                             Dated: June 9, 2008

                                        TALON ASSET MANAGEMENT, LLC


                                        /s/ Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title

                                        TALON OPPORTUNITY PARTNERS, L.P.

                                        By:  Talon Opportunity Managers, L.L.C.
                                        Its General Partners

                                        By:  Talon Asset Management, LLC
                                        Its Manager


                                        /s/ Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title

                                        TALON OPPORTUNITY MANAGERS, L.L.C.

                                        By:  Talon Asset Management, LLC
                                        Its Manager


                                        /s/ Terry Diamond
                                        ----------------------------------------
                                        Signature

                                        Terry Diamond/Chairman
                                        ----------------------------------------
                                        Name/Title

                               Page 10 of 10 Pages